UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) December 8, 2011

TELLABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9692	36-3831568
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Tellabs Center 1415 W. Diehl Road Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 798-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2011, Tellabs, Inc. (Tellabs) announced the resignation of Timothy J. Wiggins, its Executive Vice President and Chief Financial Officer, effective as of the close of business on December 30, 2011. Mr. Wiggins tendered his resignation to become Chief Financial Officer at DeVry Inc., a global provider of educational services. There were no disagreements between him and Tellabs on any matter that resulted in his resignation. We also announced that, effective December 31, 2011, Thomas P. Minichiello will serve as interim Chief Financial Officer and will manage the transition process until a successor is named. Mr. Minichiello is currently our Vice President of Finance and Chief Accounting Officer. We have initiated an internal and external executive search for a new Chief Financial Officer to replace Mr. Wiggins.

Mr. Minichiello, 52, has been Tellabs’ Vice President of Finance and Chief Accounting Officer since August 2007. From 2004 to August 2007, Mr. Minichiello served as our Vice President, Financial Operations. Previously, Mr. Minichiello held the positions of Vice President of Finance for Global Sales and Service, Vice President of Finance for North America, and Director of Finance for our global product divisions and North American sales and marketing functions. Mr. Minichiello joined Tellabs in 2001 as Controller for our optical networking products group. Mr. Minichiello holds a M.B.A. from DePaul University, a M.S. in Accounting from the University of Hartford, and a B.A. in Economics from Villanova University. Mr. Minichiello is a Certified Public Accountant.

A copy of the press release issued by Tellabs is furnished herewith as Exhibit 99.1.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Tellabs, Inc, dated December 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELLABS, INC.
(Registrant)

/s/ Thomas P. Minichiello
Thomas P. Minichiello Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer and duly authorized officer)

December 13, 2011

(Date)